STAAR SURGICAL EXHIBIT 99.2

STAAR SURGICAL

Moderator: David Bailey

November 2, 2004

1:30 pm CT

Operator:	Good afternoon ladies and gentlemen and welcome to the STAAR Surgical Third Quarter 2004 Earnings conference call.

At this time all participants are in a listen only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the 0.

As a reminder, this conference is being recorded today, Tuesday, November 2, 2004. I would now like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead sir.

Douglas Sherk:	Thank you operator and good afternoon everyone. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results of the third quarter of 2004 that ended October 1, 2004.

The news release reviewing the third quarter results crossed the wire this afternoon shortly after the market closed. If you haven't received a copy of the release and would like one, pleases call our office at (415) 896-6820 and we'll get one to you immediately.

Additionally, we've arranged for a taped replay of this call which may be accessed by phone. The replay will take effect approximately one hour after the call's conclusion and remain in effect through 11:59 pm Pacific Time on Tuesday, November 9th. The dial-in number to access the replay is (800) 405-2236, or for international callers, (303) 590-3000. Both numbers need a pass code of 11011434 pound sign.

This call is being broadcast live. An archived replay will also be available over the Web. To access the Web cast go to STAAR's Web site at www.staar.com.

Before we get started, during the course of this conference call the Company will make projections or other forward-looking statements regarding future events including FDA matters and statements about sales and the Company's beliefs about its revenues and net earnings for the full year 2004.

We wish to caution you that such statements are just predictions and involve results and uncertainties. Actual results may differ materially. Factors that may affect the actual results are detailed in the Company's filings with the SEC, including its most recent filing of Forms 10Q and 10K.

In addition, the factors underlying the Company's forecasts are dynamic and subject to change and, therefore, the forecasts are to be assumed to be realistic only as of the date they are given. The Company doesn't undertake to update them; however, they may choose to do so from time to time and if they do so, they will submit the updates to the investing public.

Now, I would like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical.

David Bailey:	Thank you, Doug. Good afternoon and thank you for joining us. Today I'm going to focus my comments on our product development activities and let John review the financial results in a few minutes. Specifically, I'll provide you with an update on the current situation with the FDA and our other product development progress, as well as some highlights from last week's AAO meeting.

Before discussing our most recently filed 8-K that indicates we will respond to the FDA's audit results of our Monrovia facility on November the 4th, I would like to recap some of the facts surrounding the FDA activity over the last 18 months.

First, there seems to be some confusion about which audits have been completed, which have not and which ones are pending. Regarding our Collamer raw material, it's manufactured in California but not in Monrovia. This separate California facility, where the Collamer is manufactured, was audited last July as part of the ICL PMA approval process. Following that review, we received some minor observations which have been corrected and the corrections notified to FDA.

Our ICL manufacturing facility, in Switzerland, was audited in June. This audit included a review of international ICL commercialization and complaints and resulted in no observations being made by the FDA. The BIMO audit, which is specifically focused on the clinical trial for the ICL, included audits of Monrovia and of three clinical sites. Its purpose is to insure the quality and the integrity of the clinical data. All of the above activities have been completed, and to the best of our current knowledge, closed.

This brings us to the Monrovia facility audit which first began in September 2003. As a result of that audit we received some observations to which our initial responses were deemed inadequate by FDA. As a result, we received a warning letter in late December. In response to this warning letter the Company decided that it would initiate a comprehensive review of the quality system and include the results of this review as part of its response to the warning letter.

This review began with the commissioning of two audits by external third parties and the hiring of consultants from Quintiles to lead the overall effort. We shared these plans with the local FDA district and FDA headquarters in Washington and provided monthly update reports covering progress. The FDA then reaudited the Monrovia facility during the summer, and in September issued a number of additional observations.

This recap now brings us up to the present day. As most of you know, we have recently filed an 8-K indicating our intentions to formally respond to these FDA Form 483 observations that we received in late September by this Thursday, November 4. In our response, we will carefully detail for the FDA how we will address their observations and also update them on the progress we have already made towards addressing their concerns.

As opposed to a standard follow-up audit to a Warning Letter, the audit we underwent was more broad-based and in-depth. It certainly lasted longer than we had anticipated. We believe that this is the reason why there were more observations noted and why some of the observations were outside the issues addressed in the Warning Letter. Of the 36 observations noted in the Form 483, the FDA did note in the 483 that approximately one quarter had been corrected and verified by the agency at the closeout of the meeting. As with these items, we believe all other items can be addressed.

None of the observations changes the Company's view regarding the quality and integrity of our products. As I said earlier, there were some new observations raised in this broader reaudit that were in areas that we had not yet prioritized under our recently implemented quality system action plan. We will be presenting solid action plans for resolution of these observations in our response on Thursday.

For the remaining items, we believe some will need additional technical review and/or consultation with additional FDA departments or resources. We will be providing comprehensive support for all of the responses to the observations on November 4.

The question then becomes, "What are the next steps?" The first step is submitting our response this Thursday. Recently we retained additional FDA counsel in California, who have significant experience with FDA district that we've been working with -- and we believe this counsel will be a valuable resource. We've also recently strengthened our regulatory affairs team by appointing James Farnworth as our new V.P. of Quality, Regulatory and Clinical. James has some 15 years of experience in managing global regulatory affairs programs, eleven of which have been with medical device companies.

After the expanded team submits our response, it will be reviewed by FDA, and if necessary, we will request a face-to-face meeting with the relevant personnel or departments to facilitate additional technical review if and as required. Our goal is clearly to get the FDA comfortable with our response and advise us formally that it is acceptable.

Once we resolve the compliance issues, we believe, as we always have, that the ICL approval process would move forward to closure. However, we would advise that the timing of FDA's response is difficult to predict as is the actual response. Even with a strong response from the Company they may want to do a reaudit which could lead to further delays in the approval of the ICL. So while there is no guaranteed time line, we're working hard to address the FDA issues and our entire organization remains focused on achieving a successful outcome.

At this point, while we understand the nature of the possible outcomes, we will not know which path we are heading on until we get a reaction to our response. In the meantime, dialog with the Office of Device Evaluation, regarding for example, the exact structure of the post-marketing study requested at panel, continues in parallel.

We move to our other product development activity. The three–piece injector system for our Collamer three–piece lens appears to be set for Q1 2005 shipment. We have increased our spending in both R&D and manufacturing engineering to increase our ability to deliver the product to market based on this timeframe. I am pleased to report that all project milestones are currently being met to achieve the launch date, although the ongoing FDA work and grappling with a new design control procedure is stretching everyone.

In late July, we completed the engineering of an updated lens design which has been internally tested and validated. The reusable injector and disposable cartridge are being developed in parallel and production of one component, the cartridge, is already underway to support the launch. Interest in this product is very high despite the delays in bringing it to market and we believe we can gain solid incremental new business with it, specifically in the U.S. market.

As you know, we have been unable to grow domestic sales without being able to effectively strengthen our premiere Collamer lens offering. With the introduction of this technology early next year, we believe that we will be able to begin to post sustainable U.S. revenue growth and reverse the continued negative U.S. sales trend.

With regard to our preloaded technology, I have visited Japan recently with the goal of understanding how we can best capitalize on this technology and make it the standard of care worldwide in cataract. STAAR and our join venture partner CANON-STAAR are aligned with this goal and will explore all avenues to make it a reality. We have a strong patent position with our combined technologies. The product is well accepted in the marketplace as evidenced by our growth in Europe and we believe preloaded IOLs to have huge potential.

Finally, I'd like to leave you with some observations that have come out of the recent AAO Meeting held in New Orleans in late October. As well as running a training course for an additional 83 surgeons, who following approval will be ready to be proctored, we also held a CME course which was attended by more than 600 doctors. During the CME course Dr. Stephen Brint performed a live implantation of an ICL which was done under the hyperopic clinical trial protocol.

For comparative purposes we also asked him to perform live surgery on a second patient using the recently approved Ophtec Verisyse lens. This live surgery clearly illustrated the differences in surgical technique and patient rehabilitation time between the two products. The Visian ICL lens only requires a three millimeter incision compared with the competitor's average of five to six millimeters which necessitates at least three sutures. As a result, even an in expert's hands the Verisyse surgery took twice as long to perform. For a busy refractive practice this time difference will be a critical factor in product selection as a lower chair time per patient can have a very positive impact on patient throughput, ultimately creating greater revenue opportunities for the practice.

ICL surgery is also compatible with less invasive topical anesthesia and this provides faster visual recovery for the patient. In fact, Dr. Brint reported that immediately after surgery the ICL patient was reading his own blood pressure monitor in the recovery room. This was not the case with the patient who received the iris-fixated lens. Because the Verisyse surgery is much more invasive, the surgeon must use an anesthetic which is injected behind the eye in order to numb the optic nerve, usually for between two to six hours. This not only increases surgical risk but also reduces the patient "wow" factor following the procedure. For elective surgery these differentiations are likely to be critical factors in the procedure selection by both the surgeon and the patient. The live surgery clearly highlighted the benefits of the ICL on these fronts.

When the facilitator panel of four surgeons were asked the key question, "Which technology would you choose for yourself and your family?" The support for our technology was wholly affirmative and unanimous. Our product superiority was further emphasized during the main session when we presented side-by-side results for both products from the U.S. clinical trial data. Again, the data reinforced the superiority of our technology on all fronts.

In addition, we gave an update on the Toric ICL trial for which enrollment is now complete. Dr. Stephen C. Schallhorn presented some preliminary data stemming from the ongoing clinical trial. The results were extremely exciting. Seventy-three percent of the patients gained lines in best corrected visual acuity after Toric ICL surgery. The Toric ICL clearly was delivering super vision for these patients despite the fact they had a starting mean myopia of greater than minus nine diopters and an astigmatism of almost two diopters.

With all the excellent news about the Toric, our first goal is clearly to get the ICL on the market. We believe that we are making steady progress towards that approval and although we are disappointed that we have, to date, not fully resolved the issues that the agency has raised, we do believe that we have the resources and the dedication necessary to reach that goal. At the same time, we've continued to focus on our core business where the preloaded technology and our Collamer material are set to play a central role and are pleased that we are reaching some critical milestones in our long-term strategy.

I'd now like to turn the call over to John, who will review the financial results in greater detail.

John Bily:	Thank you, David. I'd like to provide a bit of perspective on our financial results before I present you with more details.

During the third quarter, in addition to our overall focus on resolving the FDA compliance issue which included the reaudit of Monrovia, we also continued to follow our strategic decision to invest in overall quality and manufacturing engineering programs which is in line with the recommendations from our consultants at Quintiles. The Company has significantly increased the investment in the quality and manufacturing engineering departments and implemented numerous process improvements and process changes which have, in the short term, negatively impacted efficiencies and negatively impacted gross profit for both the quarter and year-to-date periods. We expect to maintain our investment in global quality and manufacturing engineering going forward with the exception of costs associated with consulting services.

R&D spending has continued to be robust and focused on delivering to the market the revamped three-piece Collamer lens and its insertion system along with improvements to our full range of insertion systems and cartridges. Although R&D spending continued aggressively it declined significantly over Q2 2004, reflecting the resolution of various cartridge issues and the write- down of inventory under development for a particular lens style. The cartridge issues created lost sales in Q2 but are now behind us.

Selling general and administrative expenses continued to improve compared with prior year and Q2 2004. And finally, we began to build inventory of the ICL in Nidau, Switzerland in anticipation of a U.S. launch.

I would like to now give a brief summary of the financial performance for the quarter and year-to-date periods starting with net sales. Sales for the third quarter, which ended October 1, 2004, increased $213,000 or 1.8% to $12.1 million. Currency had a $430,000 favorable impact during the quarter. In the U.S. market, sales declined $460,000 or 7.8%, due to reduction in silicone IOL sales and to a lesser extent, one-piece Collamer IOL sales. This was partially offset by sales of the Cruise Control device which is a disposable single-use device which is used with a variety of phacoemulsification machines.

International sales increased by $673,000 or 11.1%, largely due to a 65.6% increase in ICL sales and continued exciting growth of the preloaded IOL. ICL sales are not materially impacted by currency as most sales are invoiced in U.S. dollars. Sales for the nine months ended October 1, 2004, were $37.7 million, a $77,000 or .2% increase over the same period in 2003. Currency had a $1.6 million favorable impact for the nine month period. On a constant currency basis, sales declined $1.6 million or 4.1%. Domestic sales declined $1.3 million or 7.7%, again primarily related to significant declines in silicone IOL sales which were partially offset by increases in Cruise Control and STAARVisc sales.

Sales in the international markets increased $1.4 million or 7.1% due to a 31.4% increase in ICL sales, significant preloaded injector sales, partially offset by a 28% reduction in the distributed Visacryl IOL which reflects our strategy to replace generic lens sales with proprietary STAAR product.

Gross profit margin for the quarter was 50.2% compared to 55.2% for the quarter ended October 3, 2003. This decline was entirely due to increases in manufacturing engineering, quality control and the write-off of a discontinued lens in the U.S. Manufacturing margins which represent net sales minus direct costs to manufacture, improved slightly over prior year reflecting primarily a favorable mix.

For the year-to-date period, gross profit margin was 51.8% compared to 54.7% for the nine months ended October 3, 2003. Again, significant increases in manufacturing engineering linked to the validation of the new three-piece Collamer IOL and insertion system process improvements, quality control expenses reflected the global strengthening of this organization, and the write-off of a discontinued lens accounted for the reduction in margin. Manufacturing margins improved approximately 1% in the year-to-date period.

General administrative expenses for the third quarter decreased $181,000 or 7.8%, due to reduction in legal fees and savings associated with a subsidiary closing and restructuring of the U.S. Circuit Tree operation.

During the nine month period ended October 1, 2004, G&A expenses decreased $422,000, or 6% over the comparable prior year period. This improvement in G&A spending was the result of reduced bank charges associated with the extinguished Wells Fargo line of credit, reduced legal expenses, the closing of a subsidiary and the restructuring of the Circuit Tree operation.

Marketing and selling expenses for Q3 were down $537,000 or 11% compared to the prior year quarter. This reflects our actions taken to reduce variable marketing expenses in response to delays in the U.S. ICL approval. Lower promotional activity accounted for the majority of the reduced spending and was partially offset by increased head count and unfavorable currency.

Year-to-date marketing and selling expenses increased approximately $1 million, which was a 7.2% increase over the nine month period ended October 3, 2003. This increase is due to headcount additions in the U.S. market and unfavorable exchange rates in our German business. As mentioned earlier, the planned reduction of variable spending in U.S. marketing and sales partially offset these increases.

R&D and regulatory affairs expense for the quarter increased $211,000 or 16% over the prior year quarter. The increased spending was the result of headcount additions, and consulting and professional fees relating to supporting activities for our quality systems initiatives, root cause analysis, design of new insertion systems and the three-piece Collamer IOL.

Year–to–date R&D spending is up $1 million or 26 percent over the prior year. Increased headcount, consulting expenses and project spending on lens delivery systems and redesign of the Collamer three-piece lens and delivery system accounted for this increase. We do not anticipate that spending will be maintained at this level going forward due to exceptional charges incurred in the second quarter and progress made in bringing the three-piece Collamer and insertion system to market in line with anticipated time lines.

Net loss for the third quarter was $2.27 million or 11 cents per share, this compares to a net loss of $2.71 million or 15 cents per share in Q3 of 2003. Shares outstanding at the end of the quarter were 20,550,000 versus 18,281,000 in the prior year quarter.

Net loss for the nine month period was $6.95 million or 36 cents per share, for the prior year period the net loss was $4.84 million or 28 cents per share. There were 19,281,000 shares outstanding on October 1, 2004. On October 3, 2003, there were 17,504,000 shares outstanding.

Talk about the cash flow and balance sheet for a minute. The net decrease in cash for the third quarter was $3.1 million, cash used in operating activities was $2.7 million, and cash used in investing activities was $586,000. Of this amount, $201,000 was invested in the purchase of property, plant and equipment, and $486,000 in the purchase of a minority interest in a subsidiary. Cash provided by financing activities was $102,000.

We continue to focus on cash flow management and are reviewing alternatives to reduce our cash needs as we await response from the FDA. For the nine-month period, cash used in operations was $5.7 million, and cash used in investing activates was $1.7 million. Investing activities consisted of the purchase of $1.1 million in property, plant and equipment, $800,000 in the purchase of a minority interest in a subsidiary, and $300,000 in proceeds from the collection of notes receivable.

Cash from financing activities included $11.6 million in proceeds from an equity placement, and $600,000 from the exercise of stock options. Total cash and cash equivalents was $11.8 million at the end of Q3. Notes payable were $2.8 million, a reduction of $191,000 since year-end 2003. Accounts receivable days sales outstanding were 40, an increase of one day since year-end 2003, and a decrease of $189,000.

Inventory increased by $1.2 million, ending the quarter at 210 days on-hand, which is flat to year-end 2003. The increase in inventory was primarily due to ICL inventory build in our Nidau manufacturing facility in anticipation of a U.S. launch.

Some upcoming investor relations events. STAAR will be presenting at the CIBC World Market's 15th Annual Healthcare Conference at the Plaza Hotel in New York City on November 9th and at the Harris Nesbitt Gerard Conference in New York City on December 8th.

I'd like to now turn back over to David for a question-and-answer session.

David Bailey:	Thanks. Thanks, John, for that comprehensive review. I'd like to now open up for Q&A, Operator.

Operator:	Thank you, Sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question, please press the star followed by the one on your push button phone. If you would like to decline from the polling process please press the star followed by the 2. You will hear a three-toned prompt acknowledging your selection. If you are using speakerphone equipment you will need to lift the handset before pressing the numbers. One moment please for our first question. Our first question is from Kate Sharadin with Pacific Growth Equities. Please go ahead with your question.

Kate Sharadin:	Good afternoon everybody.

David Bailey	Hi, Kate.

Kate Sharadin:	I have two questions. Is it possible for you to help us maybe understand what some of the scenarios Quintiles has laid out for you? I mean as they take a look at all of this, with their experience, I guess. Have they given you kind of some different scenarios that could take place? You know, whether or not there will be a necessary revisit or re-audit from FDA, et cetera?

David Bailey:	You had two questions, Kate?

Kate Sharadin:	Yes. That's the first. Then I actually just wanted to just maybe ask about the three piece all played out there, now. Maybe after you finish with the first one, you can kind of walk us through how you look at the profitability impact. Because my understanding is that this is something obviously that could be very successful. But, you know, what's the threshold, and when does it take you maybe to a profitable cataract business. You know, do you need six months of time? Do you think it's after the first of the year? You know, in the U.S., particularly because I believe that's where you're still waiting on that.

David Bailey:	No, that's a great question. On the possible scenarios, as I've said in my main text... We understand each of the possible outcomes. But we'll not know which path we're heading on until we get a reaction to our response. So in the meantime, we're focused very intensely on making sure that response is as robust as possible and as strong as possible. We bolstered the team to effectively help us communicate the nature of the response.

But, you know, FDA operates according to their own timetable. So as we -- we're really looking forward to getting the response in. Feel that it will be very comprehensive. And then as we see the reaction to that response, I think it will start to become clear which of the possible paths we can go down. And as we put in the 8K, they're wide-ranging.

We understand them all. And at the moment, we're just focused very hard on making sure we have a complete and robust response to the observations. Robust in the sense of a solid action plan that's been implemented or being implemented to correct.

On the second question, Kate, on the three–piece, we believe there’s a strong market for the product, and as I said in the main text, we believe it can be a driver to turn the sales decline in the U.S. round. We are confident of a Q1 launch and have that laid out pretty well, now. The lens design looks good. The injection system is coming along well. There are some risks, but we’re managing them by increasing the engineering and R&D resource as we indicated.

In terms of a ramp up, that really we believe there's good potential for it. We'd always indicated $3-$5 million. In terms of profitability, it's a good product for us in terms of margin, and it will give us good overhead recovery here. I think you've heard us report on previous calls the fact that we're not producing Collamer three-piece is actually dragging our overall margin down in the U.S. because we're not absorbing overhead.

So I think it would have a very positive impact over the 12-month period next year. Exactly what the sales level we would need to get the cataract business profitable in the U.S., I will leave to John to kind of indicate. But $3-$5 million in revenue, I think we'd be

Certainly, the market, we've got less than 1% of the segment that this product operates, which is the acrylic. The other two companies share 1.9 million units. So there's plenty of opportunity. And certainly the Collamer material itself is very well received. It's acknowledged by surgeons as being very biocompatible and quiet in even eyes that are prone to an inflammatory reaction.

So we feel there's a good positioning for the product. And this, in conjunction with the current one-piece, I think would give us a strong position and help us turn the U.S. around. So I'm very optimistic for the product. Focused on the delivery and hitting the milestones which, as we've reported, look good at the moment.

Kate Sharadin:	Okay thanks. Just one more, if I will, and I'll go back in queue. Was the growth in the ICL International was that all unit growth, or was there any change in price?

David Bailey:	Sorry, Kate. I took a drink and it's got ice in it, my apologies. It was mainly volume growth not much price flexibility. We -- no currency impact. Largely, we invoice in dollars or a minimal currency impact.

But I would say that the Toric was also a component in there. We've had the strongest Toric quarter in terms of sales that we have had despite the fact that quarter three in International is usually the lowest quarter. So the Toric is starting to nicely build from a low level, but starting to pick up in terms of acceptance in Europe. So mainly volume, Kate.

Kate Sharadin:	Okay, thanks very much.

Operator:	Thank you. Our next question is from John Calcagnini with CIBC World Markets. Please go ahead.

John Calcagnini:	Hi guys, good afternoon.

David Bailey:	Hey, John.

John Calcagnini:	Hey. Just a quick follow-up, which is -- or a question which is, are there any -- help us understand. Are there any outstanding clinical data issues related to the ICL? It's just the whole with 36 observations and the latest inspections are there any data-integrity issues? Why did the FDA -- I can't remember the last time I saw an inspection that led to 36 observations like that. Can you just get to what's underneath it all, and why we're seeing this?

David Bailey:	Well John, normally I think it's fair to say that people don't see 483 observations. They're not generally made public, and they don't -- they don't get revealed until the end of the whole process. We chose to actually put them on the 8K because of the level of interest. So, Point Number 1.

To your -- to your main question, I refer you to the first part of my text. And the reason I did that was to clarify the exact situation. And just to reiterate, I went through the fact that the raw material manufacturer had been audited last year, that that was a separate facility. That the facility that manufactures the ICL has been audited, which included an audit of the international commercialization of that product, the complaint handling over in Nidau. And the fact that the BIMO audit, to your specific question, the BIMO audit focuses on the clinical data, with the purpose to ensure the quality and the integrity of the clinical data. The BIMO audit has two aspects; one, it's an audit of the clinical department in-house. And secondly, it's an audit of the clinical sites, which were three that were done.

And I would repeat what I said in my text. All of the above activity has been completed and to the best of our current knowledge, closed.

John Calcagnini:	Okay. What were the - okay, so you feel that any issues with the three clinical sites were minor and are all resolved at this juncture?

David Bailey:	I would repeat the internal audits of the clinical department and the clinical data and the audits of the three clinical sites are to the best of our knowledge, closed. And there's been solid and extensive interaction on that.

John Calcagnini:	Okay.

David Bailey:	We feel very good with the integrity and the quality of the clinical data, and we believe we have completed that whole process. The piece that remains is the audit in Monrovia around the systems that were audited here.

John Calcagnini:	And David, based on what you know now, what would you say is sort of a target date for the ICL approval in the U.S.? I mean are we going to see it in 2005, or has -- have your consultants told you that that's still achievable or not achievable?

David Bailey:	Well I think I'd refer to what we said in the -- in the press release which is; it's difficult to predict exact timings, given where we are in the process, at the moment. There's a number of scenarios, and I wouldn't want to speculate on the different ones.

I cannot speak on behalf of the FDA, but based on our previous interactions with them, the dialogue should be pretty timely. But in terms of exactly what the outcome will be and the final determination, it's difficult to predict. I think that's what I would say, John, at the moment.

John Calcagnini:	Okay, thanks.

Operator:	Thank you. Our next question is from Joanne Wuensch with Harris Nesbitt, please go ahead.

Joanne Wuensch: ;	Hi.

David Bailey:	Hi Joanne.

Joanne Wuensch:	How are you? Not to beat a dead horse here but taking off on the last question. You're obviously closer to this than any of us are. If you had to give a best and a worst-case scenario for approval of the ICL, what would that be?

David Bailey:	At this stage, Joanne, that would be just total speculation. We will know more after we put in our response to FDA. We're focused on that response. And really, the whole timeline will be determined by the response to what we put in on Thursday, after that's reviewed. So I think the best way to answer the question is by saying that that's really going to tell us what kind of process we'll enter into, and what kind of timeline. And that should come as I just said, in a reasonable time after submitting on Thursday. Because interaction with FDA has tended to be pretty prompt, after we've had the written communication.

Joanne Wuensch:	Well, "time," meaning a few weeks? A few days? A few months?

David Bailey:	I just can't. I can't speak for FDA's timelines. All I can do is reflect on the interaction of the past. And it's been pretty timely in the sense of weeks, or a couple of months rather than any longer than that. You know if I look back at all of the process, I think it's weeks or months, rather than anything longer than that, Joanne.

Joanne Wuensch:	I appreciate that. Some nitpick things. What were the year-over-year intraocular lens sales?

David Bailey:	Well we tend not to break those down in full, Joanne. We tend to give just the general trends, as to the U.S. being down, how much that's down. John, do you want to add anything there?

John Bily:	Well I think David; we've just not broken up on a product-line basis, Joanne. You know, and for competitive reasons, I don't think we want to continue to do that.

Joanne Wuensch:	No, I'm not asking you what did the Collamer lens do, what did Toric lens do. I'm just thinking of the whole bucket of IOLs. I mean, you're not comfortable giving that information either?

John Bily:	The whole bucket of IOLs for the quarter?

Joanne Wuensch:	Right. Excluding the IOL packs and phacoemulsification machines and things like that, that make up your total cataract.

David Bailey:	Joanne, you're looking for a year-on-year comparison or the quarterly comparison?

Joanne Wuensch:	Year-over-year, please.

John Bily:	Year-over-year.

David Bailey:	Joanne, can we -- can we...

Joanne Wuensch:	Of course. Of course, you can.

David Bailey:	We'll come back to that. We won't lose it. We'll have a look at that. I think the bucket is fine.

Joanne Wuensch:	I appreciate that. Okay and then finally, your share count was higher than what we were looking for. I mean, I know you did a private placement earlier in the summer, but it seems like it's just higher. Could you just give me some guidance on where we think -- should think about fourth quarter?

John Bily:	Yes, two seconds here, Joanne. Let me pull that number out. We think it's roughly right at 20 million shares, weighted average, I believe, at the end of the year.

David Bailey:	Twenty million.

Deborah Andrews:	Twenty million.

John Bily:	Right.

Joan Wuensch:	At the end of the year?

John Bily:	Correct.

David Bailey:	You got that, Joanne? 20 million at the end of the year.

Joanne Wuensch:	I've got that. Okay. All right we're covered here. Thank you very much.

David Bailey:	Okay, Joanne, we'll -- I'll get that number and state it at the end, if not before.

Joanne Wuensch:	I appreciate it, thank you.

Operator:	Our next question is from Ryan Rauch with SunTrust Robinson Humphrey, please go ahead.

Ryan Rauch:	Good afternoon.

David Bailey:	Hey, Ryan.

Ryan Rauch:	Hey David. Just a couple of quick questions. Maybe for people who haven't had the opportunity to speak with you over the past year, can you just walk through in a little more detail; sort of I mean in general senses, how much you spent since the warning letter. How many new people you have hired. Their exact sort of the significant ones. Their titles. What are the couple of significant new, you know, complaint-response processes you've put in? Just so the layman can understand what progress you've made since December. As most just don't have the opportunity to speak with -- and see all that you've actually accomplished.

David Bailey:	Yes. I'll try and kind of summarize it, because we've done an awful lot of work, Ryan. As a result of the warning letter, we did -- we brought in two external companies. And I indicated to FDA that the reason for that was not just to respond to the observations, but to do a broad-based review. We used those two audits to drive an overall program of improvement of the Company.

And just some highlights. First off, we bifurcated one of the senior roles, which was the Chief Scientific Officer role. We brought in a head of R&D, and we split that Chief Scientific Officer role into a head of R&D and a head of RA/QA. To accelerate the process, we filled that head of our RA/QA with a Quintiles consultant in the short-term. And then we brought James onboard later on.

Within the quality department, I simply said to our consultants from Quintiles, "How should that be structured?" We'd actually made it quite global, and we've brought it a little bit more local. And we've added resource in the areas of quality engineers. We've added resource in the areas of QC/QA. And we've increased the competencies, particularly in Switzerland, and also in Aliso Viejo. So overall, we've strengthened significantly in those areas.

Now, I don't regard that as a pure reaction to a warning letter. I regard that as a reaction to a complete revamp of the system, and a realignment that was recommended by Quintiles.

We have actually had some offsets against those increases, because of the changes in structure we've had. So we've moved some expenditure around. All of that progress has been updated to FDA monthly, since the first warning letter. And we continue to do monthly updates. They've had a list of all the new people hired. And they've also been presented by myself, both Washington and District, as to the overall plans that we would implement. And I feel very comfortable that we've followed up on that plan very thoroughly and very vigorously.

In terms of complaint handling, we've completely revamped the department here. It's now headed up by an ophthalmologist who is from out of the country. So she's not able to work as an ophthalmologist. So therefore, we were fortunate to get her to run the department. So we feel we've really strengthened our in-house competence.

And so a vast array of changes and work that has been done. All of which underscores the commitment we have made both to ourselves and to the agency and our investors, in terms of having a strong and robust response to move us forward. So hopefully that gives people a flavor from your question, Ryan.

Ryan Rauch:	Okay. Thank you for that, just three more quick ones. If you're going to submit on November 4 and hope for a timely response, is this new counsel that you've hired trying to arrange a sit-down with you and the senior FDA officials in that -- in that district? I mean, when could we expect you to have a sit-down, sometime in late November or December?

David Bailey:	It really is up to the quality of the response. It's not always necessary to have a sit-down. Sometimes it is some technical aspects of the response if some of the observations lend themselves to that. So it really -- the process will depend on the quality of the response, and we'll know after that has gone in.

And as I said earlier, interaction with FDA has tended to be pretty timely. And I would expect no difference here. The main reason for bolstering our team was in order to just give us the best possible chance of presenting all the work in the response that we've done to both District and to Washington. So that was a conscious decision that we took a little while ago, to strengthen overall.

And I have to say, I feel very comfortable with the experts we've got helping us. We're following their advice very closely. And they really are aware of all the options and all of the activities that we need to perform to reach the goal of trying to get the FDA comfortable. And I just want to reiterate to all investors that is the goal. There -- our total focus is on satisfying FDA concerns and issues raised previously or in this last observation.

Ryan Rauch:	And then I guess just finally, David, I mean if it turns out that you believe that the FDA roadblock is too significant and they're just not going to let you through, really, would you license this technology to a third party? And if so, are you starting to see interest from larger ophthalmic players in the -- in the ICL technology?

David Bailey:	Well, I wouldn't want to say that the roadblock is in any way too significant. We're focused on making sure or trying to make sure as best as we can that it is not. So we're very focused on bringing the product to market. We believe it is an excellent product that gives excellent outcomes. The recent activity we had at AAO really underscored that. Despite the fact that we didn't have approval, we had a very successful meeting.

We had huge interest. We trained 80-something additional surgeons. The live surgery really showcased the quality of the product and the benefits for the patient and the surgeon. So we're dedicated to trying to bring this to market. And I wouldn't want to comment on any kind of interest from third parties. Our focus is to bring the product to market and deal with the current issues, so that we can achieve that goal.

Ryan Rauch:	Okay, thanks a lot.

Operator:	Thank you. Our next question is from Larry Haimovitch with HMTC, please go ahead.

Larry Haimovitch: ;	Good afternoon.

David Bailey:	Hi, Larry.

Larry Haimovitch:	David, on the Toric ICL, you mentioned in the press release the solid results. And actually I heard a couple of the papers at the meeting -- and I want to-- I want to support you in that regard, and say I thought the results were truly spectacular.

Once the one-year follow-up period is over, what type of filing would you need to do to get to the PMA - we'll assume that, of course, that the FDA has -- is off your back at this point, and everything's fine again. Would you do a PMA or a PMA supplement?

David Bailey:	I believe a supplement, Larry. We would -- it's open whether it would need to go to panel or not. The trial is focused on whether there's any rotation. So one hopes that wouldn't be the case. So we'd want -- our plan was always to get ICL approved, and then take the Toric ICL as a supplement.

Larry Haimovitch: ;	So once VISIAN high-myopia is approved, then you could hopefully supplement that with the Toric ICL?

David Bailey:	That would be the plan. Although I -- just pick up on what you said -- we would be hoping to move towards the approval that was recommended by the panel, which is from minus 3, up. And we have no indication to believe that any of the panel recommendations are going to be changed at this point in time.

Larry Haimovitch:	David, what's your feeling about the potential for the Toric ICL versus the Myopic ICL - high Myopia ICL, I should say. I don't expect you to give us specific sales numbers but if the high-myopia ICL is X, is the Toric ICL .5X, or is it X? Is it XXX? I mean, do you have some idea in your mind about how we should be thinking about that potential?

David Bailey:	I think that's kind of difficult to say at this point. I mean just a few facts that spring to mind. These results, which were with a group of patients that had 1.9 diopters of astigmatism which is relatively low and which is pretty -- there's a reasonable occurrence at that level. And minus 9 of myopia -- were clearly extremely encouraging to say the least. And we had a lot of doctors that came out of that presentation very positive about the product.

The ICL technology, because of the small incision and the lack of induced astigmatism, lends itself to an astigmatic product. The data that we presented, which showed the comparison with the competitive FDA data, clearly shows that we induced little, if any astigmatism. And there was no change over time. Whereas the larger-incision product induced pretty significant cylinder, which actually increased from 2.4% first year, to 3.5% third year, three years out. So you're getting creep with the larger incision.

So I think we tend to get the comments from surgeons that the Toric ICL would probably become the standard of care, over time with patients even with low levels of cylinder. And whilst we're not seeing that broad-based movement in Europe, we're certainly seeing the Toric ICL pick up. And as I said in my earlier text, we saw the lowest quarter traditionally in international, give us the highest quarter of Toric ICL sales. And I think that's indicative of the opportunity for the product.

We're also seeing, and probably an additional comment that needs to be made, is that the interest is in the larger refractive practices, where they're really focused on high-quality outcomes with one surgical procedure. The Toric ICL really gives them that. So if you look where the product is moving in Europe, it is into the larger centers. Which if you look at their profile, are very much like large refractive centers in the U.S.

So in short, I think because of the outcomes and because of the efficiency with the Toric, it's going to become extremely popular once it is approved. And that approval will be dependent on getting the ICL approved.

So there -- we need to get through those milestones. But we think, based on the results, it's an extremely exciting product.

Larry Haimovitch:	And will it be priced similar to what we would expect the high-myopia ICL would be priced in the U.S.?

David Bailey:	Well it's a custom-made device. So pricing in international is at a premium for the standard product. And I think I've indicated in past calls, that's in the range of 35-40%. We make it to-order.

Larry Haimovitch:	So it would be priced 35-40% over the high-myopia ICL?

David Bailey:	Well I wouldn't want to speculate for the future, but that's what we do at the moment in international.

Larry Haimovitch:	So if the U.S. market is -- I think the Verisyse is priced, I believe at $800?

David Bailey:	Really? Okay.

Larry Haimovitch:	So if you assume you match that with the myopic ICL, that would be $800 and 30-40% above that would be over $1,000. That's for sure.

David Bailey:	Yes. On those numbers, Larry, I mean I don't really want to speculate on pricing until approval comes.

Larry Haimovitch: ;	Okay.

David Bailey:	You know, what we do in international is what I just described.

Larry Haimovitch: ;	All right. Well let's speculate on something else, then. Let's talk about cash flow and how you feel particularly -- or this I guess is more directed to John. How far do you think you can go, assuming kind of steady state with the revenue side of the business before you need to raise cash again? And now obviously, the FDA is the complete wildcard, here. And if you got the FDA approval tomorrow, then you would have a different revenue picture obviously than if you got FDA approval in six months. John, what's your thinking on needing to raise more money and your cash flow situation?

John Bily: ;	Well first, raising money would be our last option. Clearly that is not what senior management of STAAR wants to do is raise any more money. As you saw, we went out the quarter with $11.8 million in cash. You know, my -- we've used $3 million plus in the third quarter. I think that's somewhat of an unusual quarter for us. I think something less than that is what we will use for the next quarter or so.

So, you know, you can do the math, Larry. Say you use $2.5 million, $2.4 million average a quarter. You have $11.8 million in the bank. You can see how much time the Company has to rectify the issues that are facing us.

Larry Haimovitch:	At what point in terms of absolute cash do you and the rest of the Company, the board, start getting very uneasy? Is it $5 million or $3 million? Is it $7 million when you say, "Gee, we've got to raise some money?"

David Bailey:	Larry, I'd like to make a comment on this. I think we're all aware -- acutely aware of cash and the desire to avoid further dilution at these kind of levels as John said. You know, we have a variety of plans in place to reduce the cash burn still further if the need arises. And I'd just emphasize, we have a variety of plans in place to reduce the cash burn if the need arises. But we'll watch that very carefully, going forward. And I think we've said enough on the subject.

Larry Haimovitch:	Okay. Thanks.

David Bailey:	Okay.

Operator:	Thank you. Our next question is from Jean-Pierre Prusack with Halsey Advisory. Please go ahead.

Tyson Halsey:	Hi, this is Tyson Halsey.

David Bailey:	Hi, Tyson.

Tyson Halsey:	Great quarter. You'll be glad to know your stock's at $4.50 in the aftermarket. I've got a couple quick questions. First has to do with the ICL. It appears as if you're gaining some traction internationally. And I was wondering whether you could say is that due to more docs using the ICL? Or are the docs who are trained on it now starting to ramp up meaningfully?

And also, do you have any indication of whether or not you're gaining market share versus the Artisan lens, internationally?

David Bailey:	I think we're getting more docs using the product. We're getting more usage from those who are using the product. And they're getting more comfortable with it. And the ones who were already using it were starting to get some penetration with the Toric in those centers as I indicated earlier.

And the fact we have the growth in the lowest quarter in international, I think underscores the fact that we're broadening the base. And the fact that we saw the highest Toric that we've seen, albeit from a low base, also underscores that we're getting some penetration with existing users with a migration to the Toric.

I think market share data in international is very difficult. There's none out there. I do believe, however, that we -- with the kind of performance we're seeing, I think that's not just growth of the market. I think we have taken some market share. I know that is the case in certain countries. And we're also broadening the countries from which we're getting the business.

So early days, but pleased with the kind of trend we've seen, as we've implemented the kind of training regime we've put in place in new countries, and as my team over in Europe has gone back to those countries where we do sell the ICL and retrained and refocused people, particularly on the Toric. So I think it's a combination of all three, Tyson.

Tyson Halsey:	Next is regarding the Collamer plate lens. You talk about biocompatibility and I've even seen some studies with regard to accommodation. How much of this is part of your marketing program? And are you seeing doctors responsive to either of these factors? Is it - that's the question.

David Bailey:	No. All plate lenses will tend to give people a little degree of accommodation. So that's not the platform for the ICL. It really is the biocompatibility. And then the optimal design is a three piece. And we're very focused on bringing that to market so that we can grow the Collamer not on the back of an accommodation claim at all. We don't have such a claim, but on the basis of the biocompatibilities of the material. We're aware of those anecdotal reports but you also get the same kind of anecdotal reports with silicone.

So it's very much a biocompatibility and quality-of-vision platform versus the existing acrylic material type.

Tyson Halsey:	On the expense line, would you say most of your pre-approval ICL pre-marketing expenses have passed? I guess John had already indicated that, "Look for 3.8 going to about 2.5 million." But is that safe to say?

David Bailey:	The -- well you saw us reduce variable market expense in response to the delays, versus what was a higher quarter last year. We've put all that on hold. And the relative cost to bring those materials to market is not that great. The fixed cost that's in place for the education department and the tools they need is pretty well paid for, and is built into the financials, as we indicated.

So in terms of a ramp up, the rate determining step is proctoring the over-700 doctors we've taken through first-stage training. And as I indicated, we took over 80 through first-stage training at AAO.

So in terms of a ramp up, there is really the variable cost of those proctors some of which you're already seeing. The fixed cost is already on the P&L. And the marketing expense will go up a little, but not greatly. We can titrate that very well as we roll the product out, because the primary activity is the proctoring taking of one of our trainers to a doctor, for him to do 5 surgeries. And that fixed cost is already built in, because we have that proctoring and education department there, and on the P&L. John? Any...

John Bily:	No, I would agree. We had spent a considerable amount of the monies associated with promotional activities on -- Dave said the fixed costs with our proctors are there. Obviously there's some minor rollout cost to be incurred. But I think the vast majority of them are there.

Tyson Halsey:	I've heard it said that you can put an inspector in any device company and they can find issues. And you've taken over and done a very good job from a preceding management, from what I understand. And I was wondering, particularly since some of your previous warning letters have included observations that dated back to 1998 and 1999, whether any or a decent portion of the current observations date back not to -- well, date back to the preceding management or practices that were conducted under the preceding management?

David Bailey:	I think that is a wide ranging question, I think the answer is probably yes.

Tyson Halsey:	Well, thank you. Good job.

David Bailey:	Thank you. Is there any more questions?

Operator:	Yes. We do have additional questions. Our next question is from Brian Delaney with SunTrust, please go ahead.

Brian Delaney:	Good afternoon guys, how are you?

David Bailey:	Hi, Brian, pretty good thank you.

Brian Delaney:	A couple quick questions and it surrounds liquidity, as well. You had a $1.6 million loan from a former board member. Have you collected on that, yet and could that be a source of cash in the near-term?

John Bily:	What we've done -- and last quarter, I believe we went over that in some detail. But we've collected $150,000 of that note. And we've restructured the note for this individual. And it's due March of 2005. We had a forbearance agreement. We received some additional collateral, et cetera. So I have not factored that into my cash flows at this point in time, but clearly, that is a note that comes due in March of 2005.

Brian Delaney:	So when you look at your cash flow forecasts, assuming no approval, what is your -- the estimated cash balance at the end of the year? And the reason I ask is the note payable. You have a current note payable, which I guess since it was a $3 million note payable at the beginning of the year and you've paid down about $100,000-plus of it, is that a fourth-quarter use of cash?

John Bily:	No. No, that's a UBS line of credit. And we don't anticipate paying that down any further. We used -- that probably -- well -- not exactly sure why that came down in the third quarter, but certainly we don't -- we still have some room with that particular line of credit, and we don't anticipate paying it down.

Brian Delaney:	And what is the room you have left under the line of credit?

John Bily:	It's probably $300,000.

Deborah Andrews:	A couple hundred thousand.

John Bily:	A couple hundred thousand left on that note. So...

Brian Delaney:	Classified as "current," just because of the line of credit.

David Bailey:	Correct.

Brian Delaney:	And then, I mean the burn did step up in the quarter. Can you quantify at all how much of the additional burn over what we've seen in the past quarters has to do with just dealing with the FDA? Is there any way to quantify it so we can get a sense of what the better run rate of a burn should be? In the past we've talked about a $1.8, 2 million run rate, in terms of burn. Is the overage all related to the FDA?

David Bailey:	No. There were some exceptional items, which John talked to, that would've brought it down to around 2.4 or 2.5.

John Bily:	The one exceptional item -- and it's very difficult to scrub out the FDA-related costs. So that's just a very difficult exercise to do. But in the quarter, it was $3.1 million, and total reduction in cash -- and there's at least probably a half million dollars in items primarily related to purchase of a minority interest in a subsidiary, which transacted during that quarter.

So if you take that out and you do the math, its 2.4, 2.5. As far as scrubbing out FDA costs out of that, they're clearly there. And as David mentioned, we're not exactly sure when those will all be resolved. So...

Brian Delaney:	But your expectation is a little bit north of 9 million in the bank at the end of the year.

David Bailey:	Correct.

Brian Delaney:	And then I know people have asked it a different way, but how should I think about just the launch cost associated? Your view is that it's -- that based on kind of what the...

David Bailey:	It's minimal, and we can titrate it up as we require. The proctoring cost is already there. It's minimal and it's really under our control, because the cost is already there. The main cost is already there, which is the education department. Right?

John Bily:	Yes.

David Bailey:	Okay? So I really wouldn't — that's basically built into the current P&L. That is there.

Brian Delaney:	And the last question, then, was...

David Bailey:	Hello. Did we lose you?

Brian Delaney:	No. Okay. Thank you very much.

David Bailey:	Okay great. Thanks for the questions.

Operator:	Thank you. Gentlemen, this concludes our questions for this time. Please continue.

David Bailey:	Yeah, I'm going to go back to one of the questions Joanne asked, which was, "What has the total bucket of IOLs in our cataract business done, generally?" the numbers are John, would you hold these up just...

John Bily:	Certainly. For the quarter, on a global basis, for all the IOLs the Company sells, we were down approximately 10.7%. For the year-to-date period, 9 months 2004 versus 9 months 2003, we were down about 8.8%.

David Bailey:	Now that's a global number and it includes -- it's a revenue number. So it includes currency.

John Bily:	Correct.

David Bailey:	There's also a couple of factors I'd point out in there. We consciously, as we've said on previous calls, strategically had moved away from some of the generic IOLs that we've sold internationally that were made by a third party. And we've effectively replaced those with the proprietary pre-loaded. So that has reduced our IOL sales. That's been a factor overall, as we look at international, as we've switched out from generic to proprietary.

We've also said that we've lost silicone market share in the U.S. And then the growth we were getting in Collamer plate has plateaued, and we saw some actual decline. So it's a number that compares a number. It's a number that has some factors moving around within it. But it answers Joanne's original question. So hopefully, you'll find that helpful.

John Bily:	And if I might add a little bit of clarification to another question that Joanne had asked about the number of shares outstanding. Since we're in loss position, we use a basic share calculation. For the -- and the number I quoted was approximately 20 million shares would be for the quarter ending -- the fourth quarter ending...

Deborah Andrews:;	December 31.

John Bily:	December 31. And then the full-year weighted average shares outstanding would be more like $19 million or 19 million shares for the year. So hopefully, that helps.

David Bailey:	Okay. So no more questions, operator?

Operator:	No. We have no additional questions.

David Bailey:	Great. I'd like to thank everybody for their participation, and we just want to reemphasize that the Company overall is working as hard as we possibly can to move forward. And we've got some exciting opportunities. And we'd particularly highlight the ICL currently in international -- the preloaded in international. The Collamer three piece in the U.S. And obviously our primary goal is to remove the compliance issues so that we can move forward with the launch of the ICL in the U.S. Thank you all for listening, and we appreciate your time. Thanks.

Operator:	Ladies and gentlemen, this concludes the STAAR Surgical Third Quarter 2004 Earnings Conference Call. If you would like to listen to a replay of today's conference, you may dial 303-590-3000 or 800-405-2236 followed by access number 11011434. Once again we thank you for your participation, have a pleasant evening, you may now disconnect.

END